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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 1995


                 UNITED COUNTIES BANCORPORATION
     (Exact name of registrant as specified in its charter)


                           New Jersey
         (State or other jurisdiction of incorporation)

            0-11282                       22-2453041
  (Commission File Number)   (IRS Employer Identification No.)

        Four Commerce Drive, Cranford, New Jersey  07016
            (Address of principal executive offices)

                         (908) 931-6600
      (Registrant's telephone number, including area code)


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Item 5.   Other Events.

     On October 17, 1995 United Counties Bancorporation ("UCB") announced that it will delay its Special Meeting of Stockholders in order to provide its stockholders with additional information concerning the recently announced merger agreement between Meridian Bancorp, Inc. ("Meridian") and CoreStates Financial Corp ("CoreStates"). The Special Meeting has been called to vote on the Agreement and Plan of Merger dated May 23, 1995 between UCB and Meridian.

     Under the UCB-Meridian Merger Agreement, UCB is to be merged with and into Meridian, and UCB's banking subsidiary, United Counties Trust Company, is to be merged into Meridian's New Jersey banking subsidiary. In the merger, each share of UCB common stock is to be exchanged for 5.00 shares of Meridian common stock.

     Pursuant to the Meridian-CoreStates Merger Agreement,
Meridian is to merge with CoreStates and each share of Meridian common stock is to be exchanged for 1.225 shares of CoreStates common stock.

     UCB intends in the near future to forward to its stockholders supplementary information about the proposed
Meridian-CoreStates merger and its effect on UCB stockholders.
UCB will also announce a revised meeting date as soon as the supplementary information has been finalized.

     UCB is a $1.6 billion bank holding company based in Cranford, New Jersey, with 36 branches in Middlesex, Monmouth, Morris, Somerset, and Union counties. Meridian is a $15 billion diversified financial services holding company headquartered in Reading, Pennsylvania, with over 300 branches throughout the eastern half of Pennsylvania, central and southern New Jersey and the state of Delaware. CoreStates is a $29 billion diversified financial services holding company headquartered in Philadelphia, Pennsylvania.

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Item 7.   Exhibits.

     99(a) Press Release of United Counties Bancorporation dated October 17, 1995

     99(b)     Letter to Stockholders of United Counties
               Bancorporation dated October 17, 1995

     99(c) Joint Press Release of CoreStates Financial Corp and Meridian Bancorp, Inc., dated October 10, 1995

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              UNITED COUNTIES BANCORPORATION


Dated: October 17, 1995       By: NICHOLAS A. FRUNGILLO, JR.
                                  --------------------------
                                  Nicholas A. Frungillo, Jr.
                                  Treasurer and
                                  Chief Financial Officer

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                        INDEX TO EXHIBITS

99(a)     Press Release of United Counties Bancorporation dated
          October 17, 1995

99(b)     Letter to Stockholders of United Counties
          Bancorporation dated October 17, 1995

99(c)     Joint Press Release of CoreStates Financial Corp and
          Meridian Bancorp, Inc., dated October 10, 1995